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                                                                    EXHIBIT 99.1

      FOR IMMEDIATE RELEASE

                  JURY RULES AGAINST ITRON IN PATENT LITIGATION

      Spokane, WA - December 23, 2002 - Itron Inc. (NASDAQ: ITRI) announced today that a jury in Minneapolis returned a verdict against Itron and found that Itron's manual entry handheld meter reading devices infringed a patent owned by Ralph Benghiat, an individual. The jury awarded Benghiat damages in an amount just under 8 million dollars. The patent litigation which began in March 1999 was tried in the United States District Court for the District of Minnesota (Civil Case No. 99-cv-501).

      The jury also determined that Itron's infringement was willful. As such, Benghiat may ask the court to triple the damages award and reimburse Mr. Benghiat for his reasonable attorney's fees. At this time Itron does not know whether Benghiat will ask the court for enhanced damages or whether he will ask the court to enjoin future sales of infringing devices until his patent expires in July 2005. However, in deciding whether to grant an injunction, the court will take into account the fact that Benghiat does not make or sell the patented invention, does not compete with Itron and the impact on Itron's customers.

      Itron continues to believe that its products do not infringe the Benghiat patent and has been so advised by its legal counsel. Any appeal of the jury's decision must be made to the Federal Circuit Court of Appeals in Washington D.C. There can be no assurance, however, that Itron would prevail on appeal.

      "We are stunned by the jury's determination of infringement and especially in its finding of willful infringement, particularly since Mr. Benghiat did not bring his patent to our attention until ten years after it issued," commented LeRoy Nosbaum, Itron chairman and CEO. "Itron conducts its business in accordance with high ethical standards and, as a result we do not believe the facts support a finding of any infringement, much less willful infringement." Nosbaum commented that the infringement issue does not affect any customers using Itron's handheld meter reading devices or any of its other products.

      "If we appeal the jury decision and do not prevail, we expect to be in a financial position to absorb the jury's award without a material adverse effect on our long-term results," Nosbaum said.
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      ABOUT ITRON:

      Itron is a leading technology provider and critical source of knowledge to the global energy and water industries. More than 2,000 utilities worldwide rely on Itron technology to deliver the knowledge they require to optimize the delivery and use of energy and water. Itron delivers value to its clients by providing industry-leading solutions for meter data collection, energy information management, demand side management and response, load forecasting, analysis and consulting services, transmission and distribution system design and optimization, web-based workforce automation, C&I customer care and residential energy management.

      CAUTION CONCERNING FORWARD-LOOKING STATEMENTS:

      This release contains forward-looking statements concerning Itron's expectations of an appeal as well as its operations and financial performance. These statements reflect the Company's current expectations and are based on information currently available. They rely on a number of assumptions and estimates, which could be inaccurate, and which are subject to risks and uncertainties that could cause the Company's actual results to vary materially from those anticipated. Risks and uncertainties include the inability to predict the outcome of appeals or any negotiation efforts, the fact that it is not clear whether the court will award enhanced damages, estimating costs associated with litigation defense, estimating future royalty streams for infringed products, the rate and timing of customer demand for the Company's products, and other factors which are more fully described in the Company's reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update publicly or revise any forward-looking statements.

      For more information, please see the following QUESTIONS AND ANSWERS or contact:

Mima Scarpelli
Vice-president, Investor Relations and Corporate Communications
Itron, Inc.
(509) 891-3565
mima.scarpelli@itron.com
www.itron.com

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        QUESTIONS AND ANSWERS TO ITRON'S DECEMBER 23, 2002 PRESS RELEASE

                           BENGHIAT PATENT LITIGATION

Question:   What was the verdict of the jury?

Answer: The jury found that Mr. Benghiat's patent, which was awarded in July 1988 and expires in July 2005 was valid and infringed by Itron. It awarded him just under $8 million in damages, which appears to represent a royalty of 5.25% on all Itron manual entry handheld meter reading devices sold in the United States from April 1993 through December 20, 2002, the date of the verdict. The precise amount of damages will be known later today when the jury verdict form is available. The jury also found that Itron's infringement was willful which means that the court, at a later time, may enhance the damages by up to threefold. Based on the finding of willfulness and the totality of the circumstances, the court may also find that this is an "exceptional" case and award Mr. Benghiat his litigation costs.

Question:   Precisely what Itron products are affected by the verdict?

Answer: The products affected are limited to Itron's handheld meter reading devices that accept manual entry meter reads and use our MV-RS, Integrator or Premier Plus software.

Question:   Why were damages not awarded on Itron handheld devices sold before
            March 1993?


Answer: Because the law only allows damages to be recovered for sales of infringing products made during the period beginning six years before suit is filed. In this case the claim of infringement was not made until April 1999.

Question:   What about handheld sales outside of the United States?


Answer: The jury found that sales of handheld devices made and sold outside of the United States were not a proper basis for a damages calculation and did not award damages for those sales.


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Question:   When will we know if the court will award enhanced damages?


Answer: Mr. Benghiat must ask the court to award enhanced damages. In making its decision, the court will revisit the jury's finding of willfulness. The court has the discretion to make no award of enhanced damages or up to three times the actual damages. We expect that Mr. Benghiat will make this request shortly and the court will hand down its ruling promptly.



Question:   Are there any other issues still before the court?


Answer: The court must still rule on Itron's motion made during the trial that under the doctrine of laches, Mr. Benghiat waited too long before accusing Itron of infringing his patent. If the court finds that laches applies, the court may limit damages to a reasonable royalty on infringing products sold from the date that Mr. Benghiat first claimed that our products infringed, which was April 1999 to December 20, 2002. Subject to further calculation, we believe that this would reduce the damages award by approximately 50%.

            We also intend to make motions to the court asking that the jury's verdict and damages award be set aside or modified. These motions must be made within ten business days of the verdict and will likely be ruled on by the court before it enters its final judgment. We do not know how long this will take.

Question:   Will Mr. Benghiat be able to seek an injunction that prohibits the future sales of Itron's handheld devices through the expiration of the patent in July 2005?


Answer: Enjoining the sale of infringing products is a remedy available to a patent holder. However, in deciding whether to grant an injunction, the court will consider the fact that Mr. Benghiat does not make or sell the patented invention, that he is not a competitor of Itron's, that the patent expires in July 2005 and the effect that an injunction would have on Itron's business.



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Question:   Did the jury explain how it found the Itron devices to infringe the
            Benghiat patent?


Answer: The jury is not required to give reasons for its verdict. This was an extremely difficult case which required the jury to understand the complexities of patent law, the proper reading and interpreting of the Benghiat patent and issues involving the technology of our handheld devices. This included analyzing and comparing very detailed software flow charts, which the court said were incorporated into the claims with flow charts of the Itron software used in our handhelds. There were many pages of instructions to the jury on the subject on infringement alone. We were surprised that the eleven members of the jury were able to sort through the complexities of the case and the jury instructions and reach a unanimous verdict in one afternoon.



Question:   Does Itron intend to appeal the verdict and if so when?

Answer: During the trial the court made numerous rulings, which we believe are reversible errors. We are analyzing the trial transcripts and expect that we will appeal both the verdict and the damages award. Appeals of patent cases must be made to the Federal Circuit Court of Appeals in Washington, D.C. This appeal must be made within thirty days of the court entering judgment, which we expect to happen after the court rules on our post-trial motions.

Question:   How long will it take before the appellate court rules on the appeal?

Answer: We believe that the appellate court will hear oral arguments within fourteen months from the notice of appeal and will hand down its ruling several months after oral arguments.

Question:   Will Itron have to pay the damages award while the appeal runs its course?


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Answer:     No. But we will have to post an appeal bond sufficient to satisfy the judgment with interest if the verdict is upheld.



Question:   What about royalties on Itron handhelds sold from the date of the verdict until the patent expires in July 2005?

Answer: The "reasonable royalty" that the jury used to determine damages does not automatically apply to sales from the date of the verdict to the expiration of the patent in July 2005. However that it is a good benchmark of the royalty that Itron will have to pay on post verdict sales if the jury's verdict is upheld on appeal.

Question:   What will the effect of this verdict be on Itron's current and future customers?


Answer: The law does not permit a patent holder to recover more than one royalty for the making, selling or using of a patented product. Therefore since the jury has already awarded a royalty to Benghiat for the sale of our handheld products, he cannot subsequently be awarded a royalty for the use of the same product by a customer. On future sales Itron and not the customer will compensate Benghiat with a reasonable royalty on handheld sales if the verdict is upheld.

Mima Scarpelli
Vice-president, Investor Relations and Corporate Communications
Itron, Inc.
(509) 891-3565
mima.scarpelli@itron.com
www.itron.com




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